EXHIBIT 99.1

TRACON Pharmaceuticals Presents Positive Interim Results from TRC105 Trial in Sarcoma at the Connective Tissue Oncology Society (CTOS) 2015 Annual Meeting

Tumor reductions noted in all five angiosarcoma patients treated with TRC105 + Votrient, including two ongoing durable complete responses

San Diego, CA — November 5, 2015 — TRACON Pharmaceuticals (NASDAQ:TCON), a clinical stage biopharmaceutical company focused on the development and commercialization of novel targeted therapeutics for cancer, wet age-related macular degeneration and fibrotic diseases, today reported positive interim results from a clinical trial combining the Company’s TRC105 with the approved VEGF inhibitor Votrient® (pazopanib) in patients with soft tissue sarcoma. The data were presented in an oral presentation at the Connective Tissue Oncology Society (CTOS) 2015 Annual Meeting in Salt Lake City.

The presentation reviewed the Phase 1b portion of a Phase 1b/2 study of TRC105 in combination with Votrient in 18 patients with advanced soft tissue sarcomas. All patients in the Phase 1b portion had received at least one prior chemotherapy regimen (median = 2, range 1-7 prior therapies), and five patients received prior treatment with Votrient. All patients received a combination of TRC105 given once weekly (8 or 10 mg/kg) and Votrient at its approved dose of 800 mg per day. The combination was well-tolerated and dose limiting toxicity was not observed. Six of 18 patients (33%) had tumor reductions of greater than 10% by RECIST, of whom three patients remain on treatment, and median progression-free survival (PFS) to date is 5.5 months. A total of five patients with angiosarcoma, a sarcoma subtype known to express high levels of endoglin, have been evaluated for response in the Phase 1b/2 study.  All five patients have had radiographic reductions in tumor volume, and two patients have demonstrated ongoing durable complete responses by RECIST, and remain on study for 62 and 31 weeks, respectively. The Phase 2 portion of the study, which is also evaluating the combination of TRC105 and Votrient, has enrolled 62 of 63 planned patients to date.

“Angiosarcoma is a tumor type that expresses high levels of endoglin, and we are very encouraged with the data that we have seen to date for TRC105 in combination with Votrient,” said Charles Theuer, M.D., Ph.D, President and CEO of TRACON. “We expect to report PFS data in soft tissue sarcoma stratified by tumor endoglin expression from the ongoing Phase 1b/2 trial in the first half of 2016. Planning for the Phase 3 trial of TRC105 in combination with Votrient in angiosarcoma is currently underway, and we expect to initiate the trial in 2016.”

About the Sarcoma Phase 1b/2 Clinical Trial

The Phase 1b/2 clinical trial is a multicenter, open-label, non-randomized clinical trial of TRC105 in combination with Votrient in patients with soft tissue sarcoma. The primary endpoint of the Phase 2 portion of the study is progression-free survival. TRACON aims to establish a correlation between progression-free survival and overall response rate with endoglin expression on sarcoma tissue in order to assess whether endoglin expression on sarcoma cells may serve as a biomarker that identifies responsive sarcoma subtypes. The company expects to enroll approximately 94 soft tissue sarcoma patients who have failed prior anthracycline chemotherapy, including 18 patients in the Phase 1b portion, 63 patients in the Phase 2 portion, and 13 patients into an angiosarcoma specific Phase 2 cohort.

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URL: www.traconpharma.com

For additional information on this clinical trial, please visit www.clinicaltrials.gov, identifier NCT01975519.

About TRC105

TRC105 is a novel, clinical stage antibody to endoglin, a protein overexpressed on proliferating endothelial cells that is essential for angiogenesis, the process of new blood vessel formation. TRC105 is currently being studied in clinical trials sponsored by both TRACON and the National Cancer Institute for the treatment of multiple solid tumor types in combination with VEGF inhibitors. TRC105 is also being developed in combination with VEGF inhibitor treatments in age-related macular degeneration.  For more information about the clinical trials, please visit TRACON’s website at http://www.traconpharma.com/clinical_trials.php.

About TRACON

TRACON develops targeted therapies for cancer, ophthalmic and fibrotic diseases. TRACON’s pipeline includes two clinical stage product candidates: TRC105, an endoglin antibody that is being developed for the treatment of multiple cancers and wet AMD through a collaboration with Santen Pharmaceutical Company Ltd., and TRC102, a small molecule that is being developed for the treatment of lung cancer and glioblastoma. To learn more about TRACON and its product candidates, visit TRACON’s website at www.traconpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the timing of data from the Phase 2 study of TRC105 and Votrient and initiation of a Phase 3 study of TRC105 and Votrient, further development plans for TRC105 in sarcoma, the possible correlation between clinical trial endpoints and endoglin expression on sarcoma tissue, and expected parameters of future clinical studies. Forward-looking statements speak only as of the date of this press release and TRACON does not undertake any obligation to update or revise these statements, except as may be required by law. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and actual results may differ materially from those in these forward-looking statements as a result of various factors. These factors include, but are not limited to, the fact that results of subsequent studies may not be consistent with results of prior studies, potential delays in completing on-going Phase 2 studies and initiating new studies, whether TRC105 will be shown to be safe and effective in subsequent studies, whether TRACON will be able to establish a correlation between endoglin expression on sarcoma tissue and clinical endpoints, and TRACON’s and NCI’s ability and willingness to fund additional clinical development of TRC105. For a further description of these and other risks facing TRACON, please see the risk factors described in TRACON’s filings with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in those filings. Forward-looking statements speak only as of the date of this press release and TRACON undertakes no obligation to update or revise these statements, except as may be required by law.

Company Contact:	Investor Contact:
Casey Logan	Andrew McDonald
Chief Business Officer	LifeSci Advisors LLC
(858) 550-0780 ext. 236	646-597-6987
clogan@traconpharma.com	Andrew@lifesciadvisors.com